Exhibit 99.1

Solar Capital Announces June 30, 2012 Financial Results; 18% Investment Portfolio Increase; Declares Quarterly Dividend of $0.60 per Share

NEW YORK--(BUSINESS WIRE)--July 31, 2012--Solar Capital Ltd (NASDAQ: SLRC), today reported earnings of $16.1 million, or $0.44 per share, and net investment income of $14.4 million, or $0.39 per share, for the quarter ended June 30, 2012. Excluding expenses incurred relating to the Company’s new $485 million credit facility, $75 million private notes, and other non-recurring expenses, net investment income would have been $20.5 million, or $0.56 per share. At June 30th, net asset value (NAV) was $824.9 million, or $22.51 per share.

Solar Capital also announced that its Board of Directors has declared a third quarter dividend of $0.60 per share, payable on October 2, 2012 to stockholders of record on September 20, 2012. The Company expects the dividend to be paid from taxable earnings with specific tax characteristics reported to stockholders after the end of the 2012 calendar year.

Balance Sheet Highlights
($ in millions, except per share amounts)
	June 30, 2012	December 31, 2011
Investment Portfolio	$1,193.6	$1,045.0
Total Assets	$1,219.9	$1,079.4
Net Assets	$824.9	$805.9

NAV per share	$22.51	$22.02

Weighted Average Yield on Fair Value	13.9%	14.2%
Income Highlights
($ in millions, except per share amounts)
	Three Months Ended		Three Months Ended
	June 30, 2012		June 30, 2011
	Total	Per Share	Total	Per Share
Investment Income	$34.8	$0.95	$35.3	$0.97

Net Investment Income (NII)	$14.4*	$0.39*	$21.4	$0.59
Net Realized and Unrealized Gain (Loss)	$1.7	$0.05	$(9.0)	$(0.25)
Net Income	$16.1	$0.44	$12.4	$0.34

* Excluding expenses incurred relating to the Company’s new $485 million credit facility, the $75 million private notes, and other non-recurring expenses, net investment income would have been $20.5 million, or $0.56 per share.

“During the quarter, we significantly enhanced our liability structure and expanded our investment portfolio,” said Michael Gross, Chairman & CEO of Solar Capital Ltd. “Through these two strategic transactions, we increased our debt capacity, extended the average maturity, and reduced our overall borrowing costs. We also grew our investment portfolio by over $185 million, or 18%--a record volume for our franchise. Due to the ordinary course lag in timing between commitment and funding, the full benefit of our originations has not been reflected in second quarter’s NII. Based upon our current visibility, we expect third quarter recurring net investment income on the larger average investment portfolio to cover our dividend.”

Portfolio and Investment Activity

During the three months ended June 30, 2012, we invested approximately $192.3 million in five new portfolio companies and one existing portfolio company. We received proceeds from principal repayments of approximately $6 million. There were no sales or other exits during the quarter. During the six months ended June 30, 2012, we originated approximately $254.2 million of new investments in five new and five existing portfolio companies. Principal repayments and sales totaled approximately $141.7 million.

As of June 30, 2012, our portfolio was comprised of debt and equity investments in 41 portfolio companies across 22 industries. Our income producing assets, which represented 94.0% of our total portfolio, had a weighted average annualized yield on a fair value basis of approximately 13.9%, compared to 14.2% at December 31, 2011. At June 30th, 98.2% of our portfolio is performing on a fair value basis.

Results of Operations

Gross investment income was $34.8 million and $35.3 million for the three months ended June 30, 2012 and 2011, respectively. Prepayment income was lower in the 2012 period, due to lower redemptions.

Net investment income was $14.4 million or $0.39 per share and $21.4 million or $0.59 per share for the three months ended June 30, 2012 and 2011, respectively. We elected to use the fair value option of accounting for the new $485 million credit facility and $75 million private notes, resulting in the associated fees and expenses being recognized for GAAP purposes during the quarter. Excluding these expenses and other non-recurring expenses, net investment income would have been $20.5 million or $0.56 per share. These expenses also reduced the NAV for the second quarter.

The net realized and unrealized gain of $1.7 million for the three months ended June 30, 2012 was primarily due to an increase in the fair value of our portfolio due to improved market conditions.

Conference Call and Webcast

We will host an earnings conference call and audio webcast at 10:00 a.m. (Eastern Time) on Wednesday, August 1, 2012. All interested parties may participate in the conference call by dialing (877) 299-4454 approximately 5-10 minutes prior to the call, international callers should dial (617) 597-5447. Participants should reference Solar Capital Ltd. and the participant passcode of 53006021 when prompted. Following the call you may access a replay of the event via audio webcast. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through Solar Capital’s website, http://www.solarcapltd.com/. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, an archived replay of the call will be available approximately one hour after the end of the conference through August 17, 2012 to domestic callers by dialing (888) 286-8010 and to international callers by dialing (617) 801-6888. For all replays, please reference passcode 34487459. An archived replay will also be available on the webcast link located on the home page of our website.

Financial Statements and Tables

SOLAR CAPITAL LTD.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (unaudited)

	June 30,
	2012	December 31,
	(unaudited)	2011
Assets
Investments at value:
Companies less than 5% owned (cost: $983,442 and $1,062,844 respectively)	$920,579	$955,769
Companies 5% to 25% owned (cost: $220,411 and $41,819, respectively)	212,385	35,820
Companies more than 25% owned (cost: $59,158 and $47,910, respectively)	60,638	53,454
Total investments (cost: $1,263,011 and $1,152,573, respectively)	1,193,602	1,045,043

Cash and cash equivalents	12,019	11,787
Interest and dividends receivable	11,417	9,763
Deferred credit facility costs	1,172	3,635
Deferred offering costs	659	469
Receivable for investments sold	630	3,225
Fee revenue receivable	—	4,379
Unrealized appreciation on interest rate caps and foreign exchange contracts	94	649
Prepaid expenses and other receivables	290	481
Total Assets	1,219,883	1,079,431

Liabilities
Payable for investments purchased	124,653	22,443
Revolving credit facilities	119,860	201,355
Senior secured notes	75,000	—
Term loan	35,000	35,000
Dividend payable	21,984	—
Investment advisory and management fee payable	5,673	5,277
Performance-based incentive fee payable	3,591	5,203
Interest payable	1,323	1,063
Income taxes payable	1,035	720
Administrative services fee payable	1,022	1,069
Unrealized depreciation on foreign exchange contracts	721	—
Deferred fee revenue	—	318
Other accrued expenses and payables	5,098	1,042
Total Liabilities	394,960	273,490

Net Assets
Common stock, par value $0.01 per share 36,640,094 and 36,608,038 shares issued
and outstanding, 200,000,000 authorized	366	366
Paid-in capital in excess of par	928,891	928,180
Undistributed net investment income	—	2,245
Distributions in excess of net investment income	(6,236)	—
Accumulated net realized losses	(28,368)	(18,379)
Net unrealized depreciation	(69,730)	(106,471)
Total Net Assets	$824,923	$805,941

Number of shares outstanding	36,640,094	36,608,038
Net Asset Value Per Share	$22.51	$22.02

SOLAR CAPITAL LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except shares)

	Three months	Three months	Six months	Six months
	ended	ended	ended	ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

INVESTMENT INCOME:
Interest and dividends:
Other interest and dividend income	$27,819	$34,530	$63,046	$66,129
Companies 5% to 25% owned	5,652	—	5,652	—
Companies more than 25% owned	1,362	753	2,444	1,448
Total investment income	34,833	35,283	71,142	67,577

EXPENSES:
Interest and other credit facility expenses	9,051	1,895	11,746	3,932
Investment advisory and management fees	5,673	5,096	10,951	10,083
Performance-based incentive fees	3,591	5,269	8,866	10,057
Other general and administrative expenses	995	1,376	2,004	2,270
Administrative services fees	1,128	279	1,824	717
Total operating expenses	20,438	13,915	35,391	27,059
Net investment income before income tax expense	14,395	21,368	35,751	40,518
Income tax expense	26	—	283	—
Net investment income	14,369	21,368	35,468	40,518

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS,
DERIVATIVES AND FOREIGN CURRENCIES:
Net realized loss:
Investments:
Companies more than 25% owned	(687)	—	10,315	—
Companies less than 5% owned	(19,635)	2,304	(20,360)	5,106
Net realized gain (loss) on investments	(20,322)	2,304	(10,045)	5,106
Derivatives	1,730	(4,872)	786	(9,235)
Foreign currencies	(563)	(242)	55	(314)
Net realized loss before income taxes	(19,155)	(2,810)	(9,204)	(4,443)
Income tax expense	—	—	785	—
Net realized loss	(19,155)	(2,810)	(9,989)	(4,443)

Net change in unrealized gain (loss):
Investments:
Companies less than 5% owned	17,646	(8,478)	44,210	22,389
Companies more than 25% owned	1,508	1,478	(4,063)	3,103
Companies 5% to 25% owned	132	(430)	(2,027)	(690)
Net change in unrealized gain (loss) on investments	19,286	(7,430)	38,120	24,802
Derivatives	159	473	(1,276)	214
Foreign currencies	1,403	783	(103)	311
Net change in unrealized gain (loss) on investments	20,848	(6,174)	36,741	25,327

Net realized and unrealized gain (loss) on investments,
derivatives and foreign currencies	1,693	(8,984)	26,752	20,884

Net Increase in Net Assets Resulting From Operations	$16,062	$12,384	$62,220	$61,402

Earnings per share	$0.44	$0.34	$1.70	$1.69

ABOUT SOLAR CAPITAL LTD.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans, mezzanine loans, and equity securities.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

CONTACT:
Solar Capital Ltd.
Richard Pivirotto, 212-994-8543